UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2007

ECOTALITY, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-50983	68-0515422
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6821 E. Thomas Road
Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:		(480) 219-5005

(Former Name or Former Address, if Changed Since Last Report)

ITEM 7.01 REGULATION FD DISCLOSURE

The Registrant received a memorandum from the National Aeronautics and Space Administration’s Jet Propulsion Laboratory, dated March 19, 2007, reporting that significant performance advancements have been made with regard to the Hydratus™, an on-demand hydrogen storage and delivery system fueled by magnesium and water, JPL has been developing on behalf of the Registrant.  In summary, the JPL memo states that, in laboratory tests of the modified Hydratus™, the following has occurred:

1.

Hydrogen-fuel storage capacity, by weight for the entire system, has increased from 4.7% to between 8% and 9%, depending on operating mode, allowing the modified Hydratus™ to meet the Department of Energy’s 2010 goal of 6% hydrogen storage capacity.

2.

A drop in operating temperature of the modified Hydratus™ of 300-400 degrees Centigrade will allow the use of less expensive materials in system construction.

3.

The amount of heat generated by the modified Hydratus™ has decreased significantly by approximately 80% is expected to result in reduced system complexity, in terms of cost and size.  Additionally, because less energy is generated, and subsequently wasted during operation, the regeneration efficiency of the reaction products is increased by approximately 400%.

As a result of the technical, performance and cost advancements, JPL has recommended all future research and development efforts be shifted to focus on the modified Hydratus™ and all associated systems and processes.  The Registrant and JPL have agreed to develop and test a 7kW prototype, which JPL believes is suitable to power various commercial applications, as well as can be scaled for future systems.  Additionally, the Registrant and JPL plan to design and test a full-size 65kW Hydratus™ suitable for application in a bus.  The Registrant believes the modified 65kW Hydratus™ will be implemented in a proof of concept vehicle in the second half of 2007.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Name and/or Identification of Exhibit

99.1	Letter from NASA/Jet Propulsion Laboratories

99.2	Form of Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOTALITY, INC.
(Registrant)

Signature	Title	Date

/s/ Jonathan R. Read	President and CEO	March 26, 2007
Jonathan R. Read

/s/ Harold Sciotto	Secretary	March 26, 2007
Harold Sciotto

/s/ Barry S. Baer	Chief Financial Officer	March 26, 2007
Barry S. Baer

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